SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                           Agilent Technologies, Inc.
                           --------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                   00846U 10 1
                                   -----------
                                 (CUSIP Number)


                                December 31, 2001
                                -----------------
               (Date of Event which Requires Filing of Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     |_| Rule 13d-1(b)

     |X| Rule 13d-1(c)

     |_| Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------------------------------------------------------------------------------------------------

CUSIP No. 00846U 10 1
------------------------------------------------------------------------------------------------------------------

    1       NAMES OF REPORTING PERSONS:                                  The David and Lucile Packard Foundation


            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:                                               942278431
------------------------------------------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                         (a) |_|

                                                                                                         (b) |_|
------------------------------------------------------------------------------------------------------------------

    3       SEC Use Only
------------------------------------------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION        California
------------------------------------------------------------------------------------------------------------------

    NUMBER OF SHARES          5      SOLE VOTING POWER                         38,727,525 shares
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
          WITH
------------------------------------------------------------------------------------------------------------------

                              6      SHARED VOTING POWER                       None
------------------------------------------------------------------------------------------------------------------

                              7      SOLE DISPOSITIVE POWER                    38,727,525 shares
------------------------------------------------------------------------------------------------------------------

                              8      SHARED DISPOSITIVE POWER                  None
------------------------------------------------------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY
            EACH REPORTING PERSON                                                              38,727,525 shares
----------- ------------------------------------------------------------------------------------------------------

    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                                                       |_|
------------------------------------------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)                                                                            8.2%
------------------------------------------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                       CO
------------------------------------------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

     Agilent Technologies, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

     395 Page Mill Road, Palo Alto, CA 94306

Item 2(a) Name of Person Filing:

     The David and Lucile Packard Foundation.

Item 2(b) Address of Principal Business Office or, if none, Residence:

     300 Second Street, Los Altos, CA 94022

Item 2(c) Citizenship:

     California.

Item 2(d) Title of Class of Securities:

     Common Stock

Item 2(e) CUSIP Number:

     00486U 10 1

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

        (a) |_| Broker or Dealer registered under Section 15 of the Act
        (b) |_| Bank as defined in section 3(a) (6) of the Act
        (c) |_| Insurance Company as defined in section 3(a) (19) of the Act
        (d) |_| Investment Company registered under section 8 of the Investment Company Act
        (e) |_| Investment Adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)*
        (f) |_| An employee benefit plan or an endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F)
        (g) |_| Parent holding company or control person in accordance with
                Section 240.13d-1(b)(ii)(G)
        (h) |_| A saving association as defined in Section 3(b) of the Federal Deposit Insurance Act
        (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
        (j) |_| Group, in accordance with Section 240.13d-1(b)(ii)(J)

Item 4. Ownership

        (a) Amount beneficially owned:38,727,525

        (b) Percent of Class: 8.2%

        (c) Number of shares as to which the person has:

           (i)   Sole power to vote or to direct the vote: 38,727,525

           (ii)  Shared power to vote or to direct the vote: 0

           (iii) Sole power to dispose or to direct the
                 disposition of:                                      38,727,525

           (iv)  Shared power to dispose or to direct the disposition of:      0

Item 5. Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

        Not applicable.

Item 8. Identification and Classification of Members of the Group

        Not applicable.

Item 9. Notice of Dissolution of Group

        Not applicable.

Item 10.Certifications

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                      Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Dated:  January 15, 2002.


                     THE DAVID AND LUCILE PACKARD FOUNDATION


                     By:                   /s/ George A. Vera
                          -----------------------------------------------------

                     Name/Title:       George A. Vera - Chief Financial Officer
                                  ---------------------------------------------


     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).